Exhibit 99.1

FOR IMMEDIATE RELEASE	More information:
James Hart, 203.956.8746 (O) 203.339.2578 (M)
Todd Smith, 615.764.2598 (O) 615.202.7944 (M)

AFFINION GROUP, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER

AND YEAR ENDED DECEMBER 31, 2008

ACHIEVES FOURTH QUARTER ADJUSTED EBITDA OF $79.0 MILLION

INCREASES TRAILING TWELVE-MONTH ADJUSTED EBITDA TO $311.4 MILLION

NORWALK, Conn., February 26, 2009 – Affinion Group, Inc. (“Affinion” or the “Company”), a global leader in customer engagement and provider of programs and solutions that enhance and extend the relationship of millions of consumers for financial service, retailing and e-commerce companies, today announced its financial results for the three and twelve month periods ended December 31, 2008 (“fourth quarter” and “full year”, respectively).

“Given the extremely challenging economic environment that began to affect our partners in 2008, we are very pleased with the quality of our performance this past year, as we recorded the highest revenue and Adjusted EBITDA in our history” said Nathaniel J. Lipman, Affinion’s President and Chief Executive Officer.

Regarding the Company’s expectations for 2009, Lipman added, “While the uncertain impacts of any worsening in the macro-economic environment on our partners and consumers – along with ongoing fluctuations in foreign-exchange rates – somewhat limit our insight into this upcoming year, we believe the strengths in our business model, coupled with the resiliency and quality of our programs, will allow us to achieve increases in Adjusted EBITDA and operating cash flow in 2009 over the record levels set in 2008.”

Results Highlights

Note: readers are urged to review the section entitled “Important Notes” at the end of this release for a description of certain items affecting the results, including a definition of the term “Transactions”.

Fourth Quarter Net Revenues

☐	Net revenues for the fourth quarter of 2008 were $351.6 million as compared to $336.6 million for the fourth quarter of 2007, reflecting a 4.5% growth rate. Net revenues, excluding the impact of the Transactions, increased $9.3 million, or 2.8% greater than the fourth quarter of 2007.

☐	The increase in net revenues was due to continued growth in the North American region, with all lines of business posting increases over the fourth quarter of 2007, including double-digit growth in Loyalty. The increase in North American net revenues was partially offset by a decline in International, as unfavorable foreign-exchange rates negated the impact of strong gains in both new retail and package members.

Fourth Quarter Operating Results

☐	Adjusted EBITDA (as defined in Note (c) of Table 7) was $79.0 million as compared to $78.1 million for the fourth quarter of 2007.

☐	Segment EBITDA for the fourth quarter of 2008 was $76.7 million as compared to $74.3 million for the fourth quarter of 2007. Segment EBITDA increased $3.0 million related to non-cash purchase accounting adjustments.

☐	Excluding the impact of the Transactions, Segment EBITDA decreased $0.6 million, or 0.8%, primarily due to higher global marketing and operating costs, partially offset by higher net revenues, lower commissions and lower general and administrative expenses.

Full Year Net Revenues

☐	Net revenues for 2008 were $1,409.9 million as compared to $1,321.0 million for 2007, reflecting a 6.7% growth rate. Net revenues, excluding the impact of the Transactions, increased $72.9 million, or 5.5% greater than 2007.

☐	The increase in net revenues was due to growth in both the North American and International regions, with all lines of business posting increases over 2007.

Full Year Operating Results

☐	The trailing twelve month Adjusted EBITDA of $311.4 million as of the year ended December 31, 2008 reflects an increase of $27.1 million, or 9.5%, from the $284.3 million reported for the year ended December 31, 2007.

☐	Segment EBITDA for 2008 was $304.6 million as compared to $265.1 million for 2007. Segment EBITDA increased $7.2 million related to non-cash purchase accounting adjustments.

☐	Excluding the impact of the Transactions, Segment EBITDA increased $32.3 million, or 12.2%, primarily due to higher net revenues, lower commissions and lower general and administrative expenses, partially offset by higher global marketing and operating costs.

Segment Commentary

North America:

Membership products revenue increased $14.3 million, or 8.5%, and $28.9 million, or 4.2%, for the fourth quarter and full year, respectively, as higher average revenue per retail member and higher wholesale revenue from programs that were formerly retail were partially offset by slightly lower retail member volumes. Excluding the impact of purchase accounting, net revenue increased $10.2 million and $19.7 million for the fourth quarter and full year, respectively, as annualized revenue per average retail member increased 11.7% and 8.7% in the fourth quarter and full year, respectively. Membership Segment EBITDA increased $9.7 million in the quarter, primarily due to the higher revenues, and $35.1 million for the full year, primarily due to the higher revenues and lower marketing and commission expenses as the Company continued to reduce commissions as a percentage of revenue, partially offset by higher product and servicing costs.

Insurance and Package products revenue increased $3.6 million, or 4.0%, and $9.6 million, or 2.6%, for the fourth quarter and full year, respectively. The revenue growth was primarily due to a lower cost of insurance and growth in the NetGain! checking account enhancement programs, partially offset by decreased package revenue primarily from lower Package member volumes. Insurance and Package Segment EBITDA declined $5.4 million in the fourth quarter and $11.0 million for the year primarily due to increased marketing and commissions, which more than offset the higher net revenues.

Loyalty products revenue increased $3.2 million, or 18.4%, and $14.2 million, or 24.5%, for the fourth quarter and full year, respectively, due to ongoing growth in programs with existing and new clients, including the fee-based revenue related to a recently acquired points redemption program, partially offset by the expiration of certain non-recurring patent revenue. Loyalty Segment EBITDA declined $1.1 million in the fourth quarter as the increase in revenue was more than offset by higher product and servicing costs, and the loss of the patent revenue. Loyalty Segment EBITDA grew $2.9 million in the year due primarily to the increase in revenue, net of higher product and servicing costs.

International:

International revenue declined $6.3 million, or 10.1%, over the fourth quarter of 2007, but increased $35.5 million, or 16.2%, for the full year. Excluding the impacts from purchase accounting, revenue decreased 12.4% in the quarter primarily due to the negative impact of the strengthening in the U.S. dollar, which more than offset growth in new retail programs. For the full year, revenue excluding the impacts from purchase accounting increased 13.5% primarily due to new retail memberships and growth in other retail programs, partially offset by the negative impact of the stronger U.S. dollar. Excluding the $12.5 million impact of foreign-exchange in the quarter, fourth quarter revenue would have grown 10.0% over 2007. For the quarter, International Segment EBITDA decreased $0.1 million as compared to the fourth quarter of 2007, due to higher marketing and commissions, and the negative impact of the stronger U.S. dollar. For the year, International Segment EBITDA increased $8.8 million, principally due to the increase in revenue net of higher marketing and commissions, and other costs to support new retail programs, along with $2.4 million as a result of purchase accounting adjustments.

Selected Liquidity Data

Affinion has several debt instruments outstanding, including senior notes, senior subordinated notes, and senior secured credit facilities, which consist of a term loan facility and revolving credit facility. For a more complete description of Affinion’s debt instruments, see the note on Table 2.

At December 31, 2008, Affinion had $302.6 million outstanding under its senior notes (net of discounts and premiums), $655.0 million outstanding under its term loan facility, and $351.9 million outstanding under the senior subordinated notes (net of discounts). Under the Company’s revolving credit facility, $41.2 million is available for borrowing, after giving effect to the issuance of $1.8 million in letters of credit and a $57.0 million outstanding facility balance. The revolving credit facility was primarily drawn in the fourth quarter of 2008 to fund the acquisitions of a European-based loyalty company and a block of insurance business shortly before year-end, in addition to other working capital items.

In addition, at December 31, 2008, Affinion had $36.3 million of unrestricted cash on hand.

Separately, Affinion Group, Inc.’s parent company, Affinion Group Holdings, Inc. (“Holdings”), recently made a payment-in-kind election for the interest payment due September 1, 2009, on its $350 million senior unsecured term loan. The election provides that, in lieu of paying cash interest, the interest will be paid by adding such interest to the principal amount of the loan.

Call-In Information

Affinion will hold an informational call to discuss the results for the three and twelve month periods ended December 31, 2008 at 11:00 am (EST) on Thursday, February 26, 2009. The conference call will be broadcast live and can be accessed by dialing 1-866-394-8483 (domestic) or 1-706-758-1455 (international) and entering passcode 84072041. Interested parties should call at least ten (10) minutes prior to the call to register. The Company will also provide an on-line Web simulcast of its conference call at www.affinion.com/ir. A telephonic replay of the call will be available through midnight (EST) March 1, 2009 by dialing 1-800-642-1687 (domestic) or 1-706-645-9291 (international) and entering passcode 84072041.

Important Notes

On October 17, 2005, Affinion Group Inc. completed the acquisition (the “Transactions”) of the marketing services division (the “Predecessor”) of Cendant Corporation (“Cendant”) pursuant to a purchase agreement dated July 26, 2005, as amended. Substantially all of the assets and liabilities of the Predecessor were acquired by Affinion in the Transactions.

The information presented in this release is a comparison of the unaudited consolidated results of operations for the three month period ended December 31, 2008 and the audited consolidated results of operations for the year ended December 31, 2008, to the unaudited consolidated results of operations for the three month period ended December 31, 2007 and the audited consolidated results of operations for the year ended December 31, 2007.

Purchase accounting adjustments made in 2005 as a result of the Transactions had a modest impact on Affinion’s results of operations for the three month periods ended December 31, 2008 and 2007. For example, because deferred revenues were reduced in purchase accounting, net revenues recognized for periods following the Transactions were less than they otherwise would have been, with the majority of the impact of the purchase accounting adjustments recognized in 2005 through 2007. The effect of these purchase accounting adjustments on Affinion’s results of operations for the three month period and year ended December 31, 2008 as compared to the three month period and year ended December 31, 2007 was to increase net revenues by $5.7 million and $16.0 million, respectively, and to increase Segment EBITDA by $3.0 million and $7.2 million, respectively.

About Affinion Group

As a global leader with 35 years of experience, Affinion Group (www.affinion.com) enhances the value of its partners’ customer relationships by developing and marketing loyalty solutions. Leveraging its expertise in customer engagement, product development and targeted marketing, Affinion provides programs in subscription-based lifestyle services, insurance and other areas to help generate increased customer loyalty and significant incremental revenue for more than 5,500 marketing partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Norwalk, Conn., the company has approximately 3,550 employees throughout the United States and in 12 other countries, primarily in Europe, and markets in 15 countries globally. Affinion holds the prestigious ISO 27001 certification for the highest information security practices, is PCI compliant and Cybertrust certified.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, Affinion’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2009 and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe”, “anticipate”, “estimate”, “expect”, “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, market place consolidation among financial institution partners, industry trends, foreign currency exchange rates, the effects of a decline in travel on Affinion’s travel fulfillment business, termination or expiration of one or more agreements with its affinity partners or a reduction of the marketing of its services by one or more of its affinity partners, its substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively and other risks identified and discussed under the caption “Item 1A. Risk Factors” in Affinion’s Annual Report on Form 10-K for the year ended December 31, 2008, when filed, and the other periodic reports filed by Affinion with the SEC from time to time.

Financial Tables and Other Data Follow

TABLE 1

AFFINION GROUP, INC.

UNAUDITED SUPPLEMENTAL DATA FOR SELECTED

BUSINESS SEGMENTS

The following table provides data for selected business segments.

Member and insured amounts in thousands, except dollars and percentages.

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Affinion North America:
Membership Products—
Retail
Average Members(1)	7,530	7,797	7,833	8,146
% Monthly Members	46.6%	35.8%	44.5%	36.1%
% Annual Members	53.4%	64.2%	55.5%	63.9%
Annualized Net Revenue Per Average Member(2)	$83.53	$74.80	$78.41	$72.15
Wholesale
Average Members(1)	2,582	3,372	2,953	3,582
Portion for service formerly retail and other(3)	2,034	2,309	2,199	2,248
Average Retail Members including wholesale formerly retail and other(3)	9,564	10,106	10,032	10,394
Insurance and Package Products—
Insurance
Average Basic Insured(1)	22,828	24,844	23,338	25,770
Average Supplemental Insured	4,672	5,003	4,797	5,101
Annualized Net Revenue per Supplemental Insured(2)	$58.56	$52.07	$57.71	$52.21
Package
Average Members(1)	5,539	5,809	5,555	6,122
Annualized Net Revenue Per Average Member(2)	$13.70	$14.42	$13.68	$13.76
Affinion International:
International Products—
Package
Average Members(1)	16,439	15,893	16,226	16,298
Annualized Net Revenue Per Average Package Member(2)	$7.53	$9.40	$8.75	$8.40
Other Retail Membership
Average Members(1)	1,648	1,863	1,728	2,132
Annualized Net Revenue Per Average Member(2)	$32.96	$37.64	$36.98	$27.96
New Retail Membership
Average Members(1)	552	323	471	238
Annualized Net Revenue Per Average Member(2)	$85.08	$97.49	$96.87	$107.18
Global Membership Products:
Retail
Average Members(1)(4)	8,082	8,120	8,304	8,384
Annualized Net Revenue Per Average Member(2)	$83.63	$75.71	$79.46	$73.14
Average Retail Members including wholesale formerly retail and other(3)(4)	10,116	10,429	10,503	10,632

(1)

Average Members and Average Basic Insured for the period are each calculated by determining the average members or insureds, as applicable, for each month (adding the number of members or insureds, as applicable, at the beginning of the month with the number of members or insureds, as applicable, at the end of the month and dividing that total by two) for each of the months in the period and then averaging that result for the period (i.e. quarter or year-to-date). A member’s or insured’s, as applicable, account is added or removed in the period in which the member or insured, as applicable, has joined or cancelled.

(2)

Annualized Net Revenue Per Average Member and Annualized Net Revenue Per Supplemental Insured are each calculated by taking the revenues as reported for the period (i.e. quarter or year-to-date) and dividing it by the average members or insureds, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a member or an insured, as applicable, the member’s or insured’s, as applicable, revenues, are no longer recognized in the calculation.

(3)

Certain programs historically offered as retail arrangements are currently offered as wholesale arrangements where the Company receives lower annualized price points and pays no related commission expense. Additionally, more recently, the Company has entered into other relationships with new and existing marketing partners, including arrangements where the marketing partner offers the Company’s membership programs at point of sale retail locations to their customers and the Company receives lower annualized price points and pays no related commission expense.

(4)	Includes International Operations New Retail Average Members.

TABLE 2

AFFINION GROUP, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2008 AND 2007

(In millions, except share amounts)

	December 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$36.3	$14.2
Restricted cash	35.6	29.1
Receivables (net of allowance for doubtful accounts of $0.8 and $1.3, respectively)	77.6	73.3
Receivables from related parties	15.6	12.1
Profit-sharing receivables from insurance carriers	98.3	58.8
Prepaid commissions	62.0	62.1
Deferred income taxes	0.5	0.9
Income taxes receivable	0.1	—
Other current assets	42.4	39.4

Total current assets	368.4	289.9
Property and equipment, net	91.2	90.8
Contract rights and list fees, net	40.7	63.2
Goodwill	307.5	302.0
Other intangibles, net	604.4	809.1
Receivables from related parties	5.3	—
Other non-current assets	43.1	46.2

Total assets	$1,460.6	$1,601.2

Liabilities and Stockholder’s Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$6.7	$0.2
Accounts payable and accrued expenses	268.2	264.2
Payables to related parties	10.0	13.3
Deferred revenue	231.3	255.1
Income taxes payable	—	3.0

Total current liabilities	516.2	535.8
Long-term debt	1,360.6	1,347.3
Deferred income taxes	20.5	20.2
Deferred revenue	35.4	41.6
Other long-term liabilities	74.4	61.2

Total liabilities	2,007.1	2,006.1

Minority interests	0.7	0.6

Commitments and contingencies

Stockholder’s Equity (Deficit):
Common stock and additional paid-in capital, $0.01 par value, 1,000 shares authorized, and 100 shares issued and outstanding	311.7	348.7
Accumulated deficit	(855.2)	(766.5)
Accumulated other comprehensive income	(3.7)	12.3

Total stockholder’s equity (deficit)	(547.2)	(405.5)

Total liabilities and stockholder’s equity (deficit)	$1,460.6	$1,601.2

Note: The information presented in this release reflects the financial statement data and the results of operations of Affinion Group, Inc., (“Affinion”) and its consolidated subsidiaries, and does not include the $350 million senior unsecured term loan facility incurred by Affinion Group Holdings, Inc., as described in the Liquidity and Capital Resources section of the Form 10-K to be filed for the fiscal year ended December 31, 2008. As part of the financing for the Transactions, Affinion (a) issued $270.0 million in principal amount of 10 1/8% senior notes maturing on October 15, 2013 ($266.4 million net of discount), (b) entered into new senior secured credit facilities consisting of a term loan facility in the principal amount of $860.0 million and a revolving credit facility in an aggregate amount of up to $100.0 million, and (c) entered into a senior subordinated bridge loan facility in the principal amount of $383.6 million. On April 26, 2006, $349.5 million of principal borrowings under the senior subordinated bridge loan facility were repaid using the proceeds from a private offering of

$355.5 million aggregate principal amount of 11 1/2% senior subordinated notes maturing on October 15, 2015. Subsequently, on May 3, 2006, the remaining $34.1 million of principal borrowings under the senior subordinated bridge loan facility were repaid using the proceeds from another private offering of $34.0 million aggregate principal amount of 10 1/8% senior notes maturing on October 15, 2013. The senior notes were issued as additional notes under the indenture dated as of October 17, 2005.

TABLE 3

AFFINION GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2008 AND 2007

(In millions)

	For the Three Months Ended		For the Years Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net revenues	$351.6	$336.6	$1,409.9	$1,321.0

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	171.6	155.5	646.9	608.4
Operating costs	82.8	83.1	360.0	334.3
General and administrative	20.5	23.7	98.4	113.2
Depreciation and amortization	54.6	68.7	260.2	310.8

Total expenses	329.5	331.0	1,365.5	1,366.7

Income (loss) from operations	22.1	5.6	44.4	(45.7)
Interest income	0.3	1.3	1.7	4.9
Interest expense	(55.8)	(37.5)	(142.9)	(145.2)

Other income (expense), net	13.7	(0.1)	16.3	(0.1)
Loss before income taxes and minority interests	(19.7)	(30.7)	(80.5)	(186.1)
Income tax benefit (expense)	1.4	(3.7)	(7.5)	(4.7)
Minority interests, net of tax	(0.1)	(0.1)	(0.7)	(0.3)

Net loss	$(18.4)	$(34.5)	$(88.7)	$(191.1)

TABLE 4

AFFINION GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	For the Years Ended
	December 31, 2008	December 31, 2007
Operating Activities
Net loss	$(88.7)	$(191.1)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	260.2	310.8
Amortization of favorable and unfavorable contracts	(3.0)	(3.0)
Amortization of debt discount and financing costs	5.9	6.5
Unrealized loss (gain) on interest rate swaps	15.9	5.1
Unrealized foreign currency transaction gain	(16.5)	—
Amortization of share-based compensation	3.1	2.7
Deferred income taxes	1.5	(5.9)
Payment received for assumption of loyalty points program liability	7.4	—
Net change in assets and liabilities:
Restricted cash	0.9	—
Receivables	(8.3)	—
Receivables from and payables to related parties	(1.7)	1.8
Profit-sharing receivables from insurance carriers	(39.5)	0.7
Prepaid commissions	4.6	10.5
Other current assets	(6.1)	(0.6)
Contract rights and list fees	(5.1)	(2.1)
Other non-current assets	(2.4)	(3.9)
Accounts payable and accrued expenses	4.7	(17.9)
Deferred revenue	(23.8)	(4.8)
Income taxes receivable and payable	(3.3)	6.8
Other long-term liabilities	(2.1)	(12.8)
Minority interests and other, net	(0.6)	(1.0)

Net cash provided by operating activities	103.1	101.8

Investing Activities
Capital expenditures	(36.7)	(26.9)
Acquisition-related payments, net of cash acquired	(13.7)	(50.4)
Restricted cash	(8.7)	(0.1)

Net cash used in investing activities	(59.1)	(77.4)

Financing Activities
Borrowings under line of credit, net	18.5	38.5
Principal payments on borrowings	(0.3)	(100.2)
Dividends paid to parent company	(37.0)	(32.2)
Distribution to minority shareholder of a subsidiary	(0.4)	(0.3)

Net cash used in financing activities	(19.2)	(94.2)

Effect of changes in exchange rates on cash and cash equivalents	(2.7)	(0.3)

Net increase (decrease) in cash and cash equivalents	22.1	(70.1)
Cash and cash equivalents, beginning of period	14.2	84.3

Cash and cash equivalents, end of period	$36.3	$14.2

Supplemental Disclosure of Cash Flow Information:
Interest payments	$116.5	$130.5

Income tax payments	$7.2	$3.6

TABLE 5

AFFINION GROUP, INC.

UNAUDITED COMPARISON OF 2008 TO 2007 RESULTS

(In millions)

The following tables summarize our consolidated results of operations for the three months and years ended December 31, 2008 and 2007.

	For the Three Months Ended
	December 31, 2008	December 31, 2007	Increase (Decrease) Related to the Transactions	Increase (Decrease) Other
Net revenues	$351.6	$336.6	$5.7	$9.3

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	171.6	155.5	3.0	13.1
Operating costs	82.8	83.1	(0.3)	—
General and administrative	20.5	23.7	—	(3.2)
Depreciation and amortization	54.6	68.7	(16.0)	1.9

Total expenses	329.5	331.0	(13.3)	11.8

Income from operations	22.1	5.6	19.0	(2.5)
Interest income	0.3	1.3	—	(1.0)
Interest expense	(55.8)	(37.5)	—	(18.3)
Other income (expense), net	13.7	(0.1)	—	13.8

Loss before income taxes and minority interests	(19.7)	(30.7)	19.0	(8.0)
Income tax benefit (expense)	1.4	(3.7)	(1.4)	6.5
Minority interests, net of tax	(0.1)	(0.1)	—	—

Net loss	$(18.4)	$(34.5)	$17.6	$(1.5)

	For the Years Ended
	December 31, 2008	December 31, 2007	Increase (Decrease) Related to the Transactions	Increase (Decrease) Other
Net revenues	$1,409.9	$1,321.0	$16.0	$72.9

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	646.9	608.4	6.7	31.8
Operating costs	360.0	334.3	2.1	23.6
General and administrative	98.4	113.2	—	(14.8)
Depreciation and amortization	260.2	310.8	(60.6)	10.0

Total expenses	1,365.5	1,366.7	(51.8)	50.6

Income (loss) from operations	44.4	(45.7)	67.8	22.3
Interest income	1.7	4.9	—	(3.2)
Interest expense	(142.9)	(145.2)	—	2.3
Other income (expense), net	16.3	(0.1)	—	16.4

Loss before income taxes and minority interests	(80.5)	(186.1)	67.8	37.8
Income tax expense	(7.5)	(4.7)	7.3	(10.1)
Minority interests, net of tax	(0.7)	(0.3)	—	(0.4)

Net loss	$(88.7)	$(191.1)	$75.1	$27.3

Purchase accounting adjustments made in the Transactions had a significant impact on the Company’s consolidated results of operations in 2008 and 2007. These entries, which are non-cash in nature, increased net revenues by $16.0 million and increased income from operations by $67.8 million for the year ended December 31, 2008 as compared to the year ended

December 31, 2007. Because deferred revenues were reduced in purchase accounting, net revenues recognized for periods following the Transactions are less than they otherwise would have been with the majority of the impact recognized in 2005 through 2007. Also, because prepaid commissions were reduced in purchase accounting, marketing and commissions expense for periods following the Transactions are less than they otherwise would have been. The effect of these and other purchase accounting adjustments on the Company’s consolidated results of operations for the year ended December 31, 2008 was to increase net revenues by $16.0 million, marketing and commissions by $6.7 million and operating costs by $2.1 million. Additionally, the Company recorded $60.6 million less depreciation and amortization expense for the year ended December 31, 2008 as compared to the year ended December 31, 2007, which positively affected results of operations.

TABLE 6

AFFINION GROUP, INC.

UNAUDITED OPERATING SEGMENT RESULTS

(In millions)

Net revenues and Segment EBITDA by operating segment are as follows:

	Net Revenues				Segment EBITDA (1)
	For the Three Months Ended December 31,		Increase (Decrease) Related to the Transactions	Other Increase (Decrease)	For the Three Months Ended December 31,		Increase (Decrease) Related to the Transactions	Other Increase (Decrease)
	2008	2007			2008	2007
Affinion North America
Membership products	$182.9	$168.6	$4.1	$10.2	$36.2	$26.5	$2.4	$7.3
Insurance and package products	93.2	89.6	0.1	3.5	28.1	33.5	0.1	(5.5)
Loyalty products	20.6	17.4	0.1	3.1	7.1	8.2	0.1	(1.2)
Eliminations	(1.0)	(1.2)	—	0.2	—	—	—	—

Total North America	295.7	274.4	4.3	17.0	71.4	68.2	2.6	0.6
Affinion International
International products	55.9	62.2	1.4	(7.7)	7.5	7.6	0.4	(0.5)

Total products	351.6	336.6	5.7	9.3	78.9	75.8	3.0	0.1
Corporate	—	—	—	—	(2.2)	(1.5)	—	(0.7)

Total	$351.6	$336.6	$5.7	$9.3	76.7	74.3	3.0	(0.6)

Depreciation and amortization					(54.6)	(68.7)	16.0	(1.9)

Income from operations					$22.1	$5.6	$19.0	$(2.5)

	Net Revenues				Segment EBITDA (1)
	For the Years Ended December 31,		Increase (Decrease) Related to the Transactions	Other Increase (Decrease)	For the Years Ended December 31,		Increase (Decrease) Related to the Transactions	Other Increase (Decrease)
	2008	2007			2008	2007
Affinion North America
Membership products	$712.6	$683.7	$9.2	$19.7	$129.8	$94.7	$4.0	$31.1
Insurance and package products	375.1	365.5	0.6	9.0	127.9	138.9	0.6	(11.6)
Loyalty products	72.2	58.0	0.2	14.0	22.4	19.5	0.2	2.7
Eliminations	(4.2)	(4.9)	—	0.7	—	—	—	—

Total North America	1,155.7	1,102.3	10.0	43.4	280.1	253.1	4.8	22.2
Affinion International
International products	254.2	218.7	6.0	29.5	31.2	22.4	2.4	6.4

Total products	1,409.9	1,321.0	16.0	72.9	311.3	275.5	7.2	28.6
Corporate	—	—	—	—	(6.7)	(10.4)	—	3.7

Total	$1,409.9	$1,321.0	$16.0	$72.9	304.6	265.1	7.2	32.3

Depreciation and amortization					(260.2)	(310.8)	60.6	(10.0)

Income (loss) from operations					$44.4	$(45.7)	$67.8	$22.3

(1)	See Reconciliation of Non-GAAP Financial Measures on Table 7 below for a discussion on Segment EBITDA.

TABLE 7

AFFINION GROUP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions, except ratios)

Set forth below is a reconciliation of our consolidated net cash provided by operating activities for the year ended December 31, 2008 and the three months ended December 31, 2008 and 2007 to our Adjusted EBITDA.

	For the Year Ended December 31,	For the Three Months Ended December 31,
	2008	2008	2007
Net cash provided by operating activities	$103.1	$(5.3)	$36.7
Interest expense, net	141.2	55.5	36.2
Income tax expense (benefit)	7.5	(1.4)	3.7
Amortization of favorable and unfavorable contracts	3.0	0.7	0.8
Amortization of debt discount and financing costs	(5.9)	(1.5)	(1.5)
Unrealized gain (loss) on interest rate swaps	(15.9)	(24.0)	(2.9)
Deferred income taxes	(1.5)	2.3	(4.4)
Payment received for assumption of loyalty points program liability	(7.4)	—	—
Changes in assets and liabilities	82.8	48.4	6.4
Effect of the Transaction, reorganizations, certain legal costs and net cost savings (a)	(1.0)	(1.2)	2.4
Other, net (b)	5.5	5.5	0.7

Adjusted EBITDA(c)(d)	$311.4	$79.0	$78.1

(a)

Effect of the Transactions, reorganizations, certain legal costs and net cost savings – eliminates the effects of the Transactions, prior business reorganizations, non-recurring revenues and gains, legal expenses for certain legal matters and certain severance costs. See Table 5 for additional information regarding the effect of the Transactions.

(b)

Other, net—represents the elimination of net changes in other reserves, foreign currency gains and losses related to unusual, non-recurring intercompany transactions and consulting fees paid to Apollo.

(c)

Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

(d)

Adjusted EBITDA does not give pro forma effect to our acquisition of a travel business from RCI Europe and our acquisition of Loyaltybuild Limited, a loyalty program benefit provider and accommodation reservation booking business, which were completed in the fourth quarter of 2008. However, we would be permitted to make such pro forma adjustment as if such acquisitions had occurred on January 1, 2008 in calculating the Adjusted EBITDA under our senior secured credit facility and the indentures governing our senior notes and senior subordinated notes.

TABLE 7 – cont’d

Set forth below is a reconciliation of our consolidated net loss for the years and the three months ended December 31, 2008 and 2007 to our Adjusted EBITDA.

	For the Years Ended		For the Three Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net loss	$(88.7)	$(191.1)	$(18.4)	$(34.5)
Interest expense, net	141.2	140.3	55.5	36.2
Income tax expense (benefit)	7.5	4.7	(1.4)	3.7
Minority interests, net of tax	0.7	0.3	0.1	0.1
Other (income) expense, net	(16.3)	0.1	(13.7)	0.1
Depreciation and amortization	260.2	310.8	54.6	68.7
Effect of the Transactions, reorganizations and non-recurring revenues and gains (a)	(0.8)	5.0	(1.4)	1.0
Certain legal costs (b)	(2.8)	0.6	(1.3)	0.1
Net cost savings (c)	2.6	2.8	1.5	1.3
Other, net (d)	7.8	10.8	3.5	1.4

Adjusted EBITDA(e)(f)	$311.4	$284.3	$79.0	$78.1

Interest coverage ratio(g)	2.67	2.18
Consolidated leverage ratio(h)	4.35	4.71
Fixed charge coverage ratio (i)	2.59	2.11

(a)

Effect of the Transactions, reorganizations and non-recurring revenues and gains – eliminates the effects of the Transactions, prior business reorganizations and non-recurring revenues and gains. For the years ended December 31, 2008 and 2007 the amounts relate entirely to the effect of the Transactions. See Table 5 for additional information regarding the effect of the Transactions.

(b)	Certain legal costs—represents legal costs for certain litigation matters.
(c)	Net cost savings—represents the elimination of costs associated with severance incurred in 2007 and 2008.
(d)

Other, net—represents: (i) net changes in other reserves in 2007 and 2008, (ii) the elimination of share-based compensation, (iii) the elimination of one-time Sarbanes-Oxley implementation costs in 2007, (iv) the elimination of foreign currency gains and losses relating to unusual, non-recurring intercompany transactions, and (v) consulting fees paid to Apollo in 2007 and 2008.

(e)

Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

(f)

Adjusted EBITDA does not give pro forma effect to our acquisition of a travel business from RCI Europe and our acquisition of Loyaltybuild Limited, a loyalty program benefit provider and accommodation reservation booking business, which were completed in the fourth quarter of 2008. However, we would be permitted to make such pro forma adjustment as if such acquisitions had occurred on January 1, 2008 in calculating the Adjusted EBITDA under our senior secured credit facility and the indentures governing our senior notes and senior subordinated notes.

(g)

The interest coverage ratio is defined in our senior secured credit facility (Adjusted EBITDA, as defined, to interest expense, as defined). The interest coverage ratio must be greater than 1.75 to 1.0 at December 31, 2008.

(h)

The consolidated leverage ratio is defined in our senior secured credit facility (total debt, as defined, to Adjusted EBITDA, as defined). The consolidated leverage ratio must be less than 6.00 to 1.0 at December 31, 2008.

(i)

The fixed charge coverage ratio is defined in the indentures governing our senior notes and our senior subordinated notes (consolidated cash flows, as defined, which is equivalent to Adjusted EBITDA (as defined in the senior secured credit facility) to fixed charges, as defined).

Set forth below is a reconciliation of our consolidated net loss for the years and the three months ended December 31, 2008 and 2007 to our Segment EBITDA.

	For the Years Ended		For the Three Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net loss	$(88.7)	$(191.1)	$(18.4)	$(34.5)
Interest expense, net	141.2	140.3	55.5	36.2
Income tax expense (benefit)	7.5	4.7	(1.4)	3.7
Minority interests, net of tax	0.7	0.3	0.1	0.1
Other (income) expense, net	(16.3)	0.1	(13.7)	0.1
Depreciation and amortization	260.2	310.8	54.6	68.7

Segment EBITDA	$304.6	$265.1	$76.7	$74.3